UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

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Shenandoah Telecommunications Company

(Exact name of registrant as specified in its charter)

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Virginia	0-9881	54-1162807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Shentel Way,

Edinburg, Virginia 22824

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (No Par Value)	SHEN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William L. Pirtle Departure Date Extension

On July 30, 2021, Shenandoah Telecommunications Company (“Shentel” or the “Company”) announced that William L. Pirtle’s departure from the Company has been delayed until December 31, 2021. On April 5, 2021, the Company previously announced that Mr. Pirtle would be leaving the Company effective August 2, 2021. Mr. Pirtle has agreed to extend his departure date until the end of the year in order to assist with the orderly transition of the Company’s sales function as part of an internal reorganization. Mr. Pirtle will serve as Senior Vice President Sales until December 31, 2021. He previously served as the Company’s Senior Vice President Sales and Marketing since January 2019 and has been an employee since 1992.

In connection with the extension of Mr. Pirtle’s departure date, on July 30, 2021, he signed a separation agreement with the Company (the “Separation Agreement”), which is in addition to his previously executed and disclosed severance agreement with the Company, effective January 1, 2021 (the “Severance Agreement”). Pursuant to the Separation Agreement, through December 31, 2021 (the “Separation Date”), Mr. Pirtle will continue to receive his current base salary, will continue to participate in the Company’s annual incentive bonus program subject to the terms of his existing award agreement and will remain eligible to participate in employee health, retirement and other benefit programs. Mr. Pirtle will no longer be eligible to receive any future equity award grants. If Mr. Pirtle remains employed through the Separation Date, or, if before the Separation Date, he resigns with Good Reason (as defined in the Severance Agreement) or is terminated by the Company without Cause (as defined in the Severance Agreement), the cessation of Mr. Pirtle’s employment will be treated as a “Covered Termination” after a “Change in Control” under the Severance Agreement; however, in lieu of paying the target annual incentive bonus as stated in Section 4(c)(ii) of the Severance Agreement, the Company will pay Mr. Pirtle the greater of the annual incentive bonus that he earns for 2021 and his target annual incentive bonus for 2021, and that amount will be paid at the same time that other 2021 annual incentive bonuses are paid, but no later than March 15, 2022. Upon the satisfaction of certain conditions, Mr. Pirtle’s separation from the Company may also be treated as a “Retirement” for purposes of the equity awards granted to Mr. Pirtle under the Company’s 2014 Equity Incentive Plan that are outstanding on the Separation Date. The terms of the Separation Agreement are subject to Mr. Pirtle signing a customary release and waiver with the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

One-Time Cash Bonuses

On July 30, 2021, the Company awarded one-time cash bonuses to certain members of management in recognition of their efforts contributing to the successful conclusion of the sale process for the Company’s wireless assets and operations. The Company’s Chief Executive Officer recommended, and the Compensation Committee of the Board of Directors approved, these bonuses, which included certain executive members of the Chief Executive Officer’s team. James J. Volk, Edward H. McKay and William L. Pirtle received bonuses of $137,000, $130,000, and $97,000, respectively. The bonuses will be paid on or about August 4, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated July 30, 2021, between the Company and William L. Pirtle

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY

Date: July 30, 2021	By:	/s/ James J. Volk
Senior Vice President – Chief Financial Officer
(Principal Accounting & Financial Officer)